William P. Barr                               GTE Corporation
Senior Vice President                         One Stamford Forum
& General Counsel                             Stamford, CT  06904
                                              203-965-2000



October 2, 1995



GTE Corporation
One Stamford Forum
Stamford, CT  06904

Gentlemen:

I have examined the Registration Statement of GTE Corporation (the "Corporation") on Form S-3 under the Securities Act of 1933, as amended, and accompanying Prospectus pertaining to the issuance and sale of $1,500,000,000 aggregate principal amount of Debt Securities (the "Securities"). I have also examined the Corporation's Certificate of Incorporation, as amended, and such corporate records and other documents as I have deemed necessary to enable me to express the opinion set forth below.

In my opinion, when the Registration Statement shall have become effective, and the Indenture substantially in the form of Exhibit
4.1 to the Registration Statement and any amendments thereto shall have been qualified under the Trust Indenture Act of 1939, as amended, and duly executed and delivered by the Corporation and the Trustee, the Securities, upon their issuance and sale in the manner contemplated in the Registration Statement and the Indenture, will be legally and validly issued, and will be binding obligations of the Corporation except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors' rights generally.

I hereby consent to the reference made to me under the caption
"Experts and Legal Opinions" in the Prospectus forming a part of the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.


Very truly yours,






William P. Barr





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